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                                                                   Exhibit 99.3


                                      LOGO
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 23, 1998
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TO THE STOCKHOLDERS OF PLATINUM SOFTWARE CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Platinum Special Meeting") of Platinum Software Corporation, a Delaware corporation ("Platinum") will be held on December 23, 1998 at 10:00 a.m. local time at 195 Technology Drive, Irvine, California 92618 to consider and vote upon the following proposal:

     1. To approve the issuance of shares of Common Stock, $.001 par value per share, of Platinum pursuant to the Agreement and Plan of Reorganization, dated as of October 13, 1998, as amended as of October 30, 1998 ("Reorganization Agreement") by and among Platinum, DataWorks Corporation, a Delaware corporation ("DataWorks"), and Zoo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Platinum ("Merger Sub"). Pursuant to the Reorganization agreement, Merger Sub will be merged with and into DataWorks and DataWorks will become a wholly-owned subsidiary of Platinum (the "Merger"). A copy of the Reorganization Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

     2. To transact such other business as may properly come before the Platinum Special Meeting or any adjournment or postponement thereof.

The proposed Merger and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus.

Stockholders of record at the close of business on November 16, 1998, are entitled to notice of, and to vote at, the Platinum Special Meeting and any adjournments or postponements thereof.

All Platinum stockholders are cordially invited to attend the Platinum Special Meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                              By Order of the Board of Directors

                                              L. George Klaus
                                              Chairman of the Board of
                                              Directors, President and Chief
                                              Executive Officer
Irvine, California
November 23, 1998